Exhibit 99.1

Shire Pharmaceuticals Group plc Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

7am (EDT) 12 noon (BST)

First quarter results – strong underlying business performance with investment for future growth

Basingstoke, UK and Philadelphia, US – April 29, 2005 – Shire Pharmaceuticals Group plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announces results for the first quarter to March 31, 2005.

Strong underlying business performance:

    ADDERALL XR - maintained its 25% share of the US ADHD market. Sales up 4%compared to Q1 2004 to $145.5M, despite wholesaler de-stocking of approximately $20M
Underlying growth	+18%
Wholesaler de-stocking	- 14%
Net product sales growth	+ 4%
      De-stocking effect on other US product sales of approximately $10M
      Revenues up 3% to $333.7M, royalties up 4% to $58.3M, compared with Q1 2004.

Investing for future growth:

      Increased SG&A spend of approximately $30M to fund new product launches
      FOSRENOL: 12.9% of new US phosphate binder scrips as of April 15.
      EQUETRO: launched this month
      XAGRID: launched, strong early sales
      NRP104: agreement signed in January 2005, $50M upfront payment.

Matthew Emmens, Chief Executive Officer, said: “Shire has made a solid start to the year. The rise in revenues was supported by underlying growth of 18% from ADDERALL XR in the US, which was understated due to significant wholesaler de-stocking.

“In line with the guidance given with the full year results in March, SG&A increased in the first quarter, reflecting the costs of new product launches in the first half of 2005. We are very pleased with our launch of FOSRENOL in the US, and the phased launch of XAGRID in Europe. EQUETRO, our new treatment for Bipolar 1 Disorder in the US, was launched this month.

“As expected, R&D costs in the first quarter were also higher than Q1 2004, reflecting the progression of our late stage pipeline and the three planned filings in 2005. R&D expenditure in Q1 also includes an upfront payment of $50 million for NRP104. On May 10 we will present Phase 3 data for SPD503 and MTS for the treatment of attention deficit hyperactivity disorder and SPD476 for ulcerative colitis.

“Last week we announced our plans to acquire Transkaryotic Therapies. We believe this is an important and complementary acquisition that fits our strategy and provides a platform for sustainable growth.”

Registered in England 2883758 Registered Office as above

First Quarter 2005 Unaudited Results Highlights
US GAAP	Q1 2005 $M	Restated(1) Q1 2004 $M	Growth
Total revenues	333.7	323.6	+3%
Operating income	14.7	114.2
Income from continuing operations	17.4	83.4
Net income	20.5	74.6
Diluted Earnings Per Ordinary Share:
Continuing operations	3.5c	16.3c	-79%
Discontinued operations	0.6c	(1.6c)
	4.1c	14.7c	-72%
Diluted Earnings Per American Depositary
Share (ADS):
Continuing operations	10.4c	49.0c
Discontinued operations	1.8c	(5.1c)
	12.2c	43.9c	-72%

Non GAAP
Adjusted Diluted Earnings Per Share (EPS)
from continuing operations (2) :
Per Ordinary Share	11.0 c	16.9c	-35%
Per ADS	33.0 c	50.6c	-35%

Note: Average exchange rates for Q1 2005 and 2004 were $1.89: £1.00 and $1.84: £1.00 respectively.
(1)	The results for the three months to March 31, 2004 have been restated to reflect the disposal of the vaccines business in Q2 2004, accounted for as a discontinued operation in accordance with generally accepted accounting principles in the United States of America (US GAAP). In accordance with US GAAP guidelines, 2004 figures from revenues down to income from continuing operations exclude the results of the vaccines business, while 2004 net income and earnings per share include the results of the vaccines business.
(2)	This is a non GAAP financial measure that excludes a US$50 million (US$36 million net of tax) cash payment to New River Pharmaceuticals Inc (New River) and reorganization costs. Management believes that the presentation of this non GAAP financial measure provides useful information to investors regarding Shire’s underlying performance as the upfront payment to New River and the costs associated with the reorganization are not indicative of the underlying performance of the business. A reconciliation of this non GAAP financial measure to the most directly comparable US GAAP financial measure can be found on page 19.

Recent Strategic Achievements

  Shire and Transkaryotic Therapies, Inc. (TKT) announced on April 21, 2005 the signing of a definitive agreement under which Shire is to acquire TKT in an all-cash transaction valued at $37 per outstanding TKT share, or $1.57 billion. The proposed acquisition is consistent with Shire’s strategy and highly complementary to Shire’s business model, which is to develop and market products for specialty pharmaceutical markets. The transaction is subject to approval by the shareholders of both companies as well as regulatory approvals and satisfaction of other customary closing conditions. The transaction is expected to close in the summer of 2005.

  Collaborative agreement signed in January 2005 with New River Pharmaceuticals for the global commercialization of NRP104, a Phase 3 compound for the treatment of attention deficit hyperactivity disorder (ADHD) and other potential indications.

  SPD754 (HIV compound): global research, development and marketing rights were out- licensed to Avexa Ltd in January 2005 but Shire has retained the right to commercialize the product in the US and Canada.

2005 Financial Outlook

Shire’s underlying business continues to perform strongly. As previously indicated:

  Revenue growth for 2005 is expected to be in the high single-digit to low double-digit range.

  Excluding the $50 million upfront payment to New River, Q1 R&D costs were, as expected, in the high teens (18%) of revenues compared to the very low level of spend experienced in Q1 2004 (12% of revenues). This increase reflects the very good progression of the late stage pipeline over the last twelve months and the expectation of three filings in 2005. For the full year, the percentage increase in R&D costs is expected to be broadly in line with the percentage growth in revenues.

  As anticipated, SG&A expenses in Q1 2005 increased by approximately $30 million compared to Q4 2004, reflecting the costs associated with new product launches in the first half of 2005. The growth in new product sales from Q2 onwards should increasingly absorb these costs. By Q4 2005, SG&A is expected to return to a level broadly consistent with Q4 2004.

The above financial outlook excludes any financial impact arising from the proposed acquisition of TKT, including:

  A charge of approximately $800 million relating mainly to the write-off of the intangible asset value associated with the acquired in-process R&D pipeline.

  The cash consideration for the acquisition and the working capital requirements for Shire after completion of the acquisition, which will be met out of current cash resources of the enlarged group, together with new debt facilities of approximately $500 million.

– Ends –

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160

	Brian Piper (North America)	+1 484 595 8252

Media	Jessica Mann (Rest of the World)	+44 1256 894 280

	Matthew Cabrey (North America)	+1 484 595 8248

Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing projects and marketing products in the areas of central nervous system, gastrointestinal and renal diseases. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization, the impact of competitive products, including, but not limited to, the impact of those on Shire's ADHD franchise, patents, including but not limited to, legal challenges relating to Shire's ADHD franchise, government regulation and approval, including but not limited to Health Canada's suspension of ADDERALL XR sales in Canada and the expected product approval dates of MTS (METHYPATCH) (ADHD), SPD503 (ADHD), SPD465 (ADHD), SPD476 (ulcerative colitis), SPD480 (ulcerative colitis) and NRP104 (ADHD), including its scheduling classification by the Drug Enforcement Agency in the United States, Shire’s ability to consummate and benefit from its proposed acquisition of TKT, Shire's ability to secure new products for commercialization and/or development and other risks and uncertainties detailed from time to time in Shire's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year to December 31, 2004.

The following are trademarks of Shire Pharmaceuticals Group plc or its subsidiaries, which are the subject of trademark registrations in certain countries.

ADDERALL XR® (mixed amphetamine salts)
ADDERALL® (mixed amphetamine salts)
AGRYLIN® (anagrelide hydrochloride)
CALCICHEW® (calcium carbonate)
CARBATROL® (carbamazepine)
COLAZIDE® (balsalazide)
EQUETROTM (carbamazepine)
FOSRENOL® (lanthanum carbonate)
REMINYL® (galantamine hydrobromide) (UK and Republic of Ireland)
SOLARAZE® (diclofenac sodium 3%)
XAGRID® (anagrelide hydrochloride)

The following are trademarks of third parties.
AMARYL® (glimepiride) (trademark of Sanofi-Aventis)
3TC® (lamivudine) (trademark of GlaxoSmithKline (GSK))
METHYPATCH® (methylphenidate) (trademark of Noven Pharmaceuticals Inc. (Noven))*
PENTASA® (mesalamine) (trademark of Ferring AS)
RAZADYNE™ (galantamine hydrobromide) (trademark of Johnson & Johnson)
REMINYL® (galantamine hydrobromide) (trademark of Johnson & Johnson, excluding UK and Republic of Ireland)
ZEFFIX® (lamivudine) (trademark of GSK)

* Referred to as MTS in this document

OVERVIEW OF US GAAP FINANCIAL RESULTS

1. Introduction

Revenues from continuing operations for the three months to March 31, 2005 increased by 3% to $333.7 million (2004: $323.6 million).

Income from continuing operations before income taxes and equity in (losses)/earnings of equity method investees decreased by 78% to $24.4 million (2004: $111.3 million) due to the recognition of the payment made to New River of $50 million for NRP104 and the anticipated increase in SG&A expenditure, reflecting the costs associated with four product launches in the first half of 2005.

The business generated a cash inflow from operating activities of $6.3 million (2004: $132.0 million). The reduction in cash generation is primarily due to lower income from continuing operations in the quarter, the $50 million upfront payment to New River Pharmaceuticals and the timing of working capital payments.

Cash and cash equivalents, restricted cash and short-term investments at March 31, 2005 totaled $1,477.5 million compared to December 31, 2004 ($1,457.5 million).

2. Product sales

For the three months to March 31, 2005, product sales increased 2% to $269.4 million (2004: $264.6 million) and represented 81% of total revenues (2004: 82%).

First Quarter 2005 Key Product Highlights

Product	Sales $M	Sales Growth**	US Rx1 Growth**	March 2005 US Market Share
ADDERALL XR	145.5	+ 4%	+ 16%	25%
AGRYLIN and XAGRID	32.0	-17%	+5%	26%
PENTASA	26.2	-4%	+6%	18%
CARBATROL	16.9	+ 7%	+ 1%	45%
1 IMS Prescription Data – Product specific
**Compared to Q1 2004

ADDERALL XR for the treatment of ADHD

US prescriptions for the three months to March 31, 2005 were up 16% due primarily to a 2% increase in ADDERALL XR’s total share of the US ADHD market, from 23% in March 2004 to 25% in March 2005. There was a 7% increase in the total US ADHD market compared to the same period in 2004.

ADDERALL XR had a 25% share of the total US ADHD market in December 2004 and it maintained this share of the market in March 2005 despite Health Canada’s decision to suspend sales of ADDERALL XR in Canada in February 2005.

Product sales growth was lower than prescription growth for the quarter due mainly to expected wholesaler de-stocking. The wholesaler de-stocking is due to the negotiation of ‘fee for service’ agreements. These industry-wide agreements change the way significant wholesale distributors are compensated by pharmaceutical manufacturers and should allow for more efficient management of inventory levels held by wholesale distributors.

Shire is continuing to work with Health Canada to review the February 2005 suspension of sales of ADDERALL XR in Canada.

ADDERALL XR’s pediatric exclusivity in the US under the Hatch-Waxman regulations expired on April 11, 2005.

Litigation proceedings relating to our ADDERALL XR patents are in progress. Further information can be found in our filings with the US Securities and Exchange Commission, including our Annual Report on Form 10-K for the year to December 31, 2004.

AGRYLIN and XAGRID for the treatment of thrombocythemia

AGRYLIN/XAGRID sales worldwide for the three months to March 31, 2005 were $32.0 million, down 17% primarily due to wholesaler de-stocking in Q1 and provisions for returns following the announcement of the approval of generic versions of AGRYLIN shortly after the quarter end.

AGRYLIN’s pediatric exclusivity expired in September 2004 in the US and on April 18, 2005 the FDA rejected Shire’s Citizens’ Petition, which had been filed with the FDA in August 2004. The FDA has approved several generic versions of AGRYLIN and this is expected to adversely affect Shire’s future sales of this product.

XAGRID was successfully launched in the UK, Germany and France. Sales of XAGRID for the three months to March 31, 2005 were $5.9 million.

PENTASA for the treatment of ulcerative colitis

Shire entered into a co-promotional agreement with Solvay Pharmaceuticals Inc. in February 2005 for PENTASA. US prescriptions for the three months to March 31, 2005 were up 6% as a result of the joint marketing efforts on the product.

Product sales declined 4% mainly due to wholesaler de-stocking in the three months to March 31, 2005 following the negotiation of the ‘fee for service’ agreements. These stock movements were partially offset by a September 2004 price increase.

PENTASA had an 18% share of the total US oral mesalamine/olsalazine prescription market in March 2005 (March 2004: 17%).

CARBATROL for the treatment of epilepsy

US prescriptions for the three months to March 31, 2005 were up 1% despite limited promotion of this product by Shire during the quarter. Product sales increased by 7%. The difference between sales growth and prescription growth is due to a price increase in August 2004 and lower sales deductions, partially offset by wholesaler de-stocking in 2005.

CARBATROL had a 45% share of the total US extended release carbamazepine prescription market in March 2005 (March 2004: 43%).

Patent litigation proceedings relating to CARBATROL are in progress. Further information can be found in our filings with the US Securities and Exchange Commission, including our Annual Report on Form 10-K for the year to December 31, 2004.

3.   Royalties

Royalty revenue increased 4% to $58.3 million for the three months to March 31, 2005 (2004: $56.1 million). The following table provides an analysis of Shire’s royalty income:

First Quarter 2005 Royalty Highlights

Product	Royalties to Shire $M	Royalty [2] Growth %	Worldwide in-market sales by licensee [3] in Q1 2005 $M
3TC	39.4	+3%*	298
ZEFFIX	6.5	+3%**	56
Other	12.4	+7%	n/a

* The impact of foreign exchange movements has contributed +1% to the reported growth
** The impact of foreign exchange movements has contributed +3% to the reported growth
[2] Compared with Q1 2004
3 GSK

3TC

Royalties from 3TC for the three months to March 31, 2005 were $39.4 million, an increase of 3% compared to the three months to March 31, 2004 ($38.2 million). This was due to the continued growth in the nucleoside analogue market for HIV and the positive impact of foreign exchange movements.

Shire receives 3TC royalties from GSK on worldwide sales, with the exception of Canada where a commercialization partnership with GSK exists. GSK’s worldwide sales of 3TC for the three months to March 31, 2005 were $298 million (2004: $289 million).

ZEFFIX

Royalties from ZEFFIX for the three months to March 31, 2005 were $6.5 million, an increase of 3% compared to the three months to March 31, 2004 ($6.3 million), due mainly to the positive impact of foreign exchange movements.

Shire receives ZEFFIX royalties from GSK on worldwide sales, with the exception of Canada where a commercialization partnership with GSK exists. GSK’s worldwide sales of ZEFFIX for the three months to March 31, 2005 were $56 million (2004: $55 million).

Other

Other royalties are primarily in respect of REMINYL (now marketed as RAZADYNE in the US), a product marketed worldwide by Janssen, with the exception of the United Kingdom and the Republic of Ireland where Shire acquired the exclusive marketing rights from May 2004.

On April 11, 2005, Ortho-McNeil Neurologics Inc. (Janssen’s US affiliate company) announced that REMINYL would be marketed in the US under the new product name of RAZADYNE. Ortho-McNeil Neurologics Inc. worked closely with the FDA on a name change following dispensing errors in the US, between REMINYL and the Type 2 diabetes mellitus drug known as AMARYL. Shire is unaware of any similar dispensing errors outside the US and REMINYL continues to be marketed outside the US under its original name for the time being.

Sales of REMINYL/RAZADYNE, a treatment for mild to moderately severe dementia of the Alzheimer’s type, are growing well in the Alzheimer’s market.

Shire and Janssen are in ongoing discussions with the European regulatory authorities in relation to their assessment of the data for REMINYL from investigational studies in mild cognitive impairment.

Shire has submitted its response to the preliminary Appraisal Consultation Document issued by the National Institute for Clinical Excellence in England and Wales (NICE). This preliminary appraisal recommends that all existing approved products for the symptomatic treatment of mild to moderate Alzheimer's disease in England and Wales are no longer reimbursable when used by new patients. NICE’s final recommendation is expected to be published in June 2005.

4.   Financial details

Cost of product sales
 For the three months to March 31, 2005, the cost of product sales amounted to 12% of product sales (2004: 13%). The increase in gross margin is driven by a change in the product mix, with more income being generated from higher margin products.

Research and development (R&D)
R&D expenditure increased from $38.6 million in the three months to March 31, 2004 to $111.5 million in the three months to March 31, 2005. This increase included an initial payment to New River of $50 million in respect of NRP104. Expressed as a percentage of total revenues, R&D expenditure, excluding the New River payment, was 18% for the three months to March 31, 2005 (2004: 12%). The level of expenditure in the three months to March 31, 2004 was below normal levels due in part to the phasing of project spend and the restatement of R&D costs in respect of continuing operations following the disposal of the vaccines business in the second quarter of 2004. Shire’s pipeline is now well advanced with five projects in late stage development or registration.

Selling, general and administrative (SG&A)
SG&A expenses, excluding depreciation and amortization, increased from $120.3 million in Q1 2004 to $157.6 million in Q1 2005, an increase of 31%. As a percentage of product sales, these expenses were 58% (2004: 45%). The increase in SG&A was as expected with additional costs in Q1 2005 attributable primarily to four product launches in the first half of 2005, together with the incremental cost associated with the new FOSRENOL sales force recruited in Q4 2004.

Depreciation and amortization
The depreciation charge for the three months to March 31, 2005 was $4.4 million (2004: $3.4 million). Amortization charges were $9.2 million for the three months to March 31, 2005 (2004: $9.1 million).

Reorganization costs
During the three months to March 31, 2005 the Company incurred costs of $2.9 million in relation to the reorganization of the business announced in 2004 (2004: $3.8 million). Costs in both periods were primarily related to employee severance.

Interest income and expense
For the three months to March 31, 2005, the Company received interest income of $9.7 million (2004: $4.0 million). This increase in interest income is due to higher interest rates on our US cash deposits.

With the repayment of the convertible loan notes in August 2004, the Company had negligible interest expense for this quarter (2004: $2.1 million).

Other expense
For the three months to March 31, 2005, other expense totaled $0.1 million (2004: $4.8 million). In 2004, other expense was primarily attributable to the write-down of certain portfolio investments.

Taxation
The effective rate of tax for the three months to March 31, 2005 was 28% (2004: 26%). At March 31, 2005, net deferred tax assets of $81.3 million were recognized (December 31, 2004: $78.1 million).

Equity in (losses)/earnings of equity method investees
Losses of $0.2 million were recorded for the three months to March 31, 2005 (2004: $1.0 million earnings). Earnings of $1.4 million, representing a 50% share of earnings from the antiviral commercialization partnership with GSK in Canada (2004: $1.0 million) were offset by the share of losses in the GeneChem and EGS Healthcare Funds of $1.6 million (2004: $nil).

Discontinued operations
During the quarter a provision for $3.1 million, recorded in 2004 as part of the sale of the vaccines business to ID Biomedical Inc. (IDB), was released and this positively impacted net income for the quarter. This adjustment arose from the finalization of the working capital agreement with IDB. Further details of this transaction are disclosed in the Company’s Form 10-K for 2004.

5.   R&D pipeline

Shire focuses its resources on later stage and lower risk projects. By the end of 2005, Shire expects to make regulatory filings for SPD503 (ADHD), MTS (ADHD) and SPD476 (ulcerative colitis). NRP104 (ADHD) and SPD465 (ADHD) are expected to be filed for US registration in early 2006.

R&D Highlights by Therapeutic Area:

Central Nervous System (CNS):

  SPD503: Two Phase 3 pivotal studies for this program are now in the reporting stage; further information will be provided at the Shire product development update session to be held on May 10, 2005. Shire plans to meet with the FDA during the second quarter of 2005 to discuss development status and current filing strategy for the program leading to an anticipated regulatory submission in late 2005.

  MTS: Positive preliminary results have been reported from one Phase 2 and one Phase 3 study investigating MTS in the treatment of children aged between 6-12 years with a previous diagnosis of ADHD. Further details will be provided at the product development update session. Data generated from these clinical studies will be included as part of an amendment to the New Drug Application (NDA) previously submitted to the FDA by Noven Pharmaceuticals Inc. (Noven). Shire and Noven believe that the new data will address issues raised by the FDA following their initial review of the NDA submission.

  NRP104: Positive data from a Phase 2 study investigating NRP104 in children aged between 6-12 years with ADHD was reported by New River. Shire recently signed a collaborative agreement for the global commercialization of this product.

  SPD465: Recruitment into Phase 3 clinical studies continues.

Gastro-Intestinal (GI):

  SPD476: Phase 3 trials have now completed. Data from these pivotal Phase 3 studies will be provided at the product development update session.

US GAAP Results for the 3 months to March 31, 2005
Consolidated Balance Sheets

	(Unaudited)
	March 31,	December 31,
	2005	2004
	$’000	$’000

ASSETS
Current assets:
Cash and cash equivalents	1,141,090	1,111,477
Restricted cash	20,688	21,627
Short-term investments	315,702	324,411
Accounts receivable, net	231,738	222,546
Inventories	45,880	41,230
Deferred tax asset	49,546	70,387
Prepaid expenses and other current assets	90,587	137,271

Total current assets	1,895,231	1,928,949

Investments	57,817	63,267
Property, plant and equipment, net	145,021	131,351
Goodwill, net	231,841	235,396
Other intangible assets, net	298,687	309,297
Deferred tax asset	31,715	7,724
Other non-current assets	38,885	38,895

Total assets	2,699,197	2,714,879

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	308,536	311,231
Loan facility	22,810	43,162
Other current liabilities	70,077	77,558

Total current liabilities	401,423	431,951

Long-term debt	116	116
Other non-current liabilities	26,402	32,159

Total liabilities	427,941	464,226

US GAAP Results for the 3 months to March 31, 2005
Consolidated Balance Sheets (continued)

	(Unaudited)
	March 31,	December 31,
	2005	2004
	$’000	$’000

Shareholders’ equity:
Ordinary shares of 5p par value; 800,000,000 shares
authorized; and 490,767,573 (December 31, 2004:
484,916,034) shares issued and outstanding	40,525	40,064
Exchangeable shares; 2,926,597 (December 31, 2004:
4,226,476) shares issued and outstanding	135,524	195,830
Treasury stock	(223)	(264)
Additional paid-in capital	1,148,674	1,072,407
Accumulated other comprehensive income	115,577	131,939
Retained earnings	831,179	810,677

Total shareholders’ equity	2,271,256	2,250,653

Total liabilities and shareholders’ equity	2,699,197	2,714,879

US GAAP Results for the 3 months to March 31, 2005
Unaudited Consolidated Statements of Operations

		Restated
	3 months to	3 months to
	March 31,	March 31,
	2005	2004
	$’000	$’000

Revenues:
Product sales	269,444	264,594
Royalties	58,323	56,145
Licensing and development	3,869	1,915
Other revenues	2,057	946

Total revenues	333,693	323,600

Costs and expenses:
Cost of product sales	33,333	34,093
Research and development	111,532	38,626
Selling, general and administrative	171,209	132,838
Reorganization costs	2,878	3,813

Total operating expenses	318,952	209,370

Operating income	14,741	114,230

Interest income	9,725	4,029
Interest expense	(15)	(2,126)
Other expense, net	(66)	(4,819)

Total other income/(expense), net	9,644	(2,916)

Income from continuing operations before income taxes and
equity in earnings of equity method investees	24,385	111,314
Income taxes	(6,803)	(29,002)
Equity in (losses)/earnings of equity method investees	(205)	1,048

Income from continuing operations	17,377	83,360
Loss from discontinued operations	-	(8,786)
Loss on disposition of discontinued operations	3,125	-

Net income	20,502	74,574

The results for the three months to March 31, 2004 have been restated to reflect the disposal of the vaccines business, which was accounted for as a discontinued operation.

US GAAP Results for the 3 months to March 31, 2005
Unaudited Consolidated Statements of Operations (continued)

Restated
	3 months to	3 months to
	March 31,	March 31,
	2005	2004

Earnings per share - basic
Income from continuing operations	3.5c	16.8c
Loss from discontinued operations	-	(1.8c	)
Loss on disposal of discontinued operations	0.6c	-

Net income	4.1c	15.0c

Earnings per share - diluted
Income from continuing operations	3.5c	16.3c
Loss from discontinued operations	-	(1.6c	)

Loss on disposal of discontinued operations	0.6c	-

	4.1c	14.7c

Weighted average number of shares:
Basic	498,998,570	495,718,205
Diluted	503,669,426	518,119,910

The results for the three months to March 31, 2004 have been restated to reflect the disposal of the vaccines business, which was accounted for as a discontinued operation.

US GAAP Results for the 3 months to March 31, 2005
Unaudited Consolidated Statements of Cash Flows

		Restated
	3 months to	3 months to
	March 31,	March 31,
	2005	2004
	$’000	$’000

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income from continuing operations	17,377	83,360
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	14,465	12,516
Increase in provision for sales deductions	7,946	5,891
Stock option compensation	49	-
Movement in deferred taxes	(3,149)	(2,150)
Equity in losses/(earnings) of equity method
investees	205	(1,048)
Investments	-	7,214
Movements in long term assets	(16)	396
Changes in operating assets and liabilities, net of
acquisitions:
Increase in accounts receivable	(10,746)	(6,183)
Increase in inventory	(4,658)	(2,208)

(Increase)/decrease in prepayments and other	(16,700)	7,245
current assets
Decrease in other assets	10	5,716
Increase in accounts and notes payable and other
liabilities	2,930	21,825
Decrease in deferred revenue	(1,433)	(551)

Dividends received from investments	20	-

Net cash provided by operating activities	6,300	132,023

US GAAP Results for the 3 months to March 31, 2005
Unaudited Consolidated Statements of Cash Flows (continued)

		Restated
	3 months to	3 months to
	March 31, 2005	March 31, 2004
	$’000	$’000

CASH FLOWS FROM INVESTING ACTIVITIES:

Movements in short-term investments	7,319	16,821
Movements in restricted cash	939	3,345
Loans made to IDB	(20,352)	-
Purchase of long-term investments	(1,814)	(712)
Purchase of intangible assets	(19,951)	-
Purchase of property, plant and equipment	(19,940)	(7,830)
Proceeds from sale of long-term investments	-	220
Proceeds from sale of property, plant and equipment	48	-
Proceeds from redemption of IDB subscription
receipts	60,000	-
Additional proceeds from sale of the vaccines	2,236	-
business

Net cash provided by investing activities	8,485	11,844

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt and capital leases	-	(76)
Proceeds from exercise of options	16,168	3,108
Tax benefit of stock option compensation, charged
directly to reserves	205	-

Net cash provided by financing activities	16,373	3,032

Effect of foreign exchange rate changes on cash and
cash equivalents from continuing operations	(1,545)	(401)

Net increase in cash and cash equivalents	29,613	146,498
Cash flows used in discontinued operations	-	(6,258)

Cash and cash equivalents at beginning of period	1,111,477	1,063,362

Cash and cash equivalents at end of period	1,141,090	1,203,602

The results for the three months to March 31, 2004 have been restated to reflect the disposal of the vaccines business, which has been accounted for as a discontinued operation.

US GAAP Results for the 3 months to March 31, 2005
Selected Notes to the Unaudited US GAAP Financial Statements

(1) Earnings per share

		Restated
	3 months to	3 months to
	March 31, 2005	March 31, 2004
	$’000	$’000

Income from continuing operations	17,377	83,360
Loss from discontinued operations, net of tax	-	(8,786)
Loss on disposal of discontinued operations	3,125	-

Numerator for basic earnings per share	20,502	74,574
Interest charged on convertible debt, net of tax	-	1,296

Numerator for diluted earnings per share	20,502	75,870

Weighted average number of shares:	No. of shares	No. of shares

Basic	498,998,570	495,718,205
Effect of dilutive shares:
Stock options	4,425,778	3,899,118
Warrants	245,078	132,023
Convertible debt	-	18,370,564

	4,670,856	22,401,705

Diluted	503,669,426	518,119,910

The share options and convertible debt not included within the calculation of the diluted weighted average number of shares, because the exercise prices exceeded the Company’s average share price during the calculation period, are shown below:

		Restated
3 months to March 31,	2005	2004
	No. of shares	No. of shares

Share options	7,664,048	10,328,167

Convertible debt	5,756	-

	7,669,804	10,328,167

(2) Analysis of revenues

	3 months to	3 months to	3 months to	3 months to
	March 31,	March 31,	March 31, 2005	March 31,
	2005	2004	% change	2005
	$’000	$’000		% of total
				revenue

Net product sales:
CNS
ADDERALL XR	145,536	139,462	+4%	44%
ADDERALL	9,409	9,414	-	3%
CARBATROL	16,909	15,785	+7%	5%

	171,854	164,661	+4%	52%

GI
PENTASA	26,220	27,247	-4%	8%
COLAZIDE	2,047	1,814	+13%	1%

	28,267	29,061	-3%	9%

General Products
AGRYLIN/XAGRID	31,950	38,300	-17%	10%
FOSRENOL	4,897	-	n/a	1%
CALCICHEW	8,147	8,909	-9%	2%
SOLARAZE	2,402	1,582	+52%	1%
REMINYL/RAZADYNE	2,935	2,546	+15%	1%

	50,331	51,337	-2%	15%

Other product sales	18,992	19,535	-3%	5%

Total product sales	269,444	264,594	+2%	81%

Royalty income:
3TC	39,393	38,166	+3%	11%
ZEFFIX	6,501	6,338	+3%	2%
Others	12,429	11,641	+7%	4%

	58,323	56,145	+4%	17%

Licensing and development	3,869	1,915	+102%	1%
Other	2,057	946	+117%	1%

Total revenues	333,693	323,600	+3%	100%

Non-GAAP measures for the 3 months to March 31, 2005
Reconciliation of reported EPS

			Restated
	3 months to		3 months to
	March 31,		March 31,
	2005		2004
	$’000		$’000

Net income from continuing operations for diluted EPS	17,377		84,656
New River upfront payment, net of tax	36,000		-
Reorganization costs, net of tax	2,072		2,669

Net income from continuing operations for diluted EPS excluding	55,449		87,325
reorganization costs and New River upfront payment

Diluted EPS from continuing operations (as reported)	3.5	c	16.3	c
Add back:
Reorganization costs, net of tax	0.4	c	0.6	c
New River upfront payment, net of tax	7.1	c	-

Adjusted diluted EPS from continuing operations	11.0	c	16.9	c